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                     CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Golden State Bancorp Inc.:


We consent to the incorporation by reference in the registration statements (No. 333-67837; 333-74615 on Form S-8 and in the registration statements (No. 333-49477; 333-28037) on Form S-3 of Golden State Bancorp Inc. of our report dated January 26, 1999, relating to the consolidated statements of financial condition of Golden State Bancorp Inc. as of December 31, 1998, and 1997, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Golden State Bancorp Inc.

KPMG LLP


San Francisco, California
March 23, 1999